SEPARATION AGREEMENT

This agreement (the “Agreement”) effective on the last day executed below, is entered into between   I. ANDREW WEERARTNE (“Employee”) and CHINA DIRECT, INC., a Florida corporation (“Employer”) relating to Employee’s employment and separation from employment with Employer and its subsidiaries.

In consideration of the execution and delivery of the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Separation from Employment and Severance Payment.

1.1.
Employee’s separation will be effective May 22, 2009 (the “Separation Date”).  Employee will receive: (i) on the date this agreement is signed by the parties, the cash portion of his pay for earnings from May 1, 2009 through May 31, 2009 in the amount of $4,166.66 less certain payroll deductions in the amount of $318.75 for Medicare and FICA; and (ii) upon expiration of the Revocation Period, as hereinafter defined, 34,367 shares of China Direct, Inc. common stock (the “Stock Based Compensation”).  The shares included in the Stock Based Compensation have been registered by the Company under the Securities Act of 1933, as amended.  The cash payment and stock award covers all of the Employer’s obligations to Employee.  Employee acknowledges that no other compensation, vacation pay, sick pay or any other money is currently owed to Employee.

2.	Covenants of Employee.

2.1.
As of the Separation Date, Employee shall resign as Employer’s Chief Financial Officer and from any and all other offices or positions Employee may have had with Employer or any of its subsidiaries or affiliated companies effective on the Separation Date.  Employee agrees to sign a form of resignation letter attached hereto as Exhibit A. Employee hereby confirms that Employee’s resignation was not the result of any disagreement with Employer on any matter relating to its operation, policies (including accounting or financial policies) or practices.

2.2.
In exchange for the promises which Employer makes in this Agreement, Employee promises to waive and to release Employer and its subsidiaries, including but not limited to, China Direct Investments, Inc., from liability for all rights and claims, whether or not they are presently known to exist, that Employee has against Employer relating in any way to Employee’s employment or separation from employment with Employer and its subsidiaries.

2.3.
The rights and claims which Employee waives and releases in this Agreement include, to every extent allowed by law, those arising under the Employee Retirement Income Security Act of 1974, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Vietnam Era Veteran’s Readjustment Assistance Act of 1974, the Occupational safety and Health Act, the Immigration reform and Control Act of 1986, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefit Protection Act, and the Florida Civil Rights Act.  This is not a complete list, and Employee waives and releases all similar rights and claims under all other federal, state and local discrimination provisions and all other statutory and common law causes of action relating in any way to Employee’s employment or separation from employment with Employer.

2.4.
Employee hereby agrees to remise, release, acquit, satisfy, and forever discharge Employer, of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which Employee ever had, now has, or which any personal representative, successor, heir or assign of Employee, hereafter can, shall or may have, against Employer, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of this Agreement.

2.5.
Employee agrees not to testify for, appear on behalf of, or otherwise assist in any way any individual, company, or agency in any claim against Employer, except, unless, and only pursuant to a lawful subpoena issued to Employee.  If such a subpoena is issued, Employee will immediately notify Employer and provide it with a copy of the subpoena.

2.6.	Employee agrees and promises not to undertake any disparaging conduct directed at Employer and shall refrain from making any negative or derogatory statements concerning Employer.

2.7.
Employee agrees to waive Employee’s right to future employment with Employer which Employee ever had, may now have, or may hereafter have, whether known or unknown to Employee at the time of execution of this Agreement.

2.8.	Employee understands and agrees that as of the Separation Date, Employee was and is no longer authorized to incur any expenses or obligations or liabilities on behalf of Employer.

2.9.
Employee acknowledges and agrees that, during the period of Employee’s employment by Employer, Employee had access to confidential, proprietary, strategic and sensitive information relating to Employer's business and affairs and the business and affairs of its affiliates and clients, including, without limitation, materials used for identifying clients, client information and lists, information concerning ongoing and potential assignments, internal operating procedures, business plans, projections, valuations techniques, financial models and research data.  Employee also acknowledges and agrees that such information is special and unique to Employer and its affiliates and clients.  Employee hereby agrees and covenants that Employee will not, directly or indirectly, publish, disclose or make accessible to any other person, firm, corporation, organization or entity, including, without limitation, any member of her family, any confidential, proprietary, strategic or sensitive information whatsoever relating, directly or indirectly, to Employer's clients, including such clients’ names, business, or affairs or the business or affairs of any of Employer's affiliates or clients, that Employee may learn or initiate and develop a business relationship with during Employee’s employment by Employer, whether or not such information is specifically designated as confidential, proprietary, strategic or sensitive.

2.10.
Employee will not at any time after the Separation Date disclose or use for Employee’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Employer and any of its subsidiaries or affiliates, any trade secrets, information, data or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of Employer, generally, or of any subsidiary or affiliate of Employer, however, that the foregoing shall not apply to information which is not unique to Employer, or which is generally known to the industry or the public other than as a result of Employee’s breach of this Agreement.  Employee agrees to return to Employer all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom (including electronic media containing such information) in any way relating to the business of Employer and its affiliates, except that Employee may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Employee further agrees that Employee will not retain or use for Employee’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Employer or its affiliates.

2.11.
Non-Solicitation.  Employee hereby further agrees that, for a period of two years after the Separation Date, Employee shall not, directly or indirectly, as an owner, officer, director, employee or agent, do any of the following: (i) reveal the name of, contract with, accept employment with, solicit, persuade, interfere with or endeavor to entice away from Employer or any of its affiliates or subsidiaries, any of their respective clients, agents, representatives or employees; or (ii) employ or offer to employ any person who, at any time up to the effective date of such termination, was an employee, agent or representative employed or retained by Employer or any of its affiliates within a period of one (1) year after such person is no longer employed or retained by Employer or any of its affiliates.  In addition to, and not in limitation of the other provisions hereof or of any other Agreement between Employee and Employer, Employee shall not at any time in any manner interfere with, disturb, disrupt, decrease or otherwise jeopardize the business of Employer or its affiliates or do or permit to be done anything which may tend to take away or diminish the trade, business or good will of Employer or its affiliates or give to any person the benefit or advantage of Employer's or its affiliates methods of operation, advertising, publicity, training, clients or prospective clients, or any other information relating or useful to the business of Employer or its affiliates.

2.12.
Employee hereby certifies that Employee has returned to Employer, all of Employer’s property, including computer and office equipment, office keys, phone card, security access card, credit card, parking pass, supplies, customer and work files and other related materials.

2.13.	Employee agrees not to disclose the contents of this Agreement to anyone except Employee’s attorneys, if any, provided they agree to this confidentiality clause.

2.14.
Employee agrees that Employee will be responsible for Employee’s own attorneys’ fees incurred in connection with the negotiation, preparation and execution of this Agreement and that Employee unconditionally releases and discharges Employer from any claim for such attorneys’ fees incurred by Employee or on Employee’s behalf.

2.15.
Employee agrees and acknowledges that this Agreement does not constitute an admission by Employer of any violation of any federal, state, or local statue or regulation, or any violation of any of Employee’s rights or of any duty owed by Employer to Employee.

2.16.
Employee confirms and agrees that Employee is responsible for any income or other taxes owed by Employee or required by all applicable laws, statutes, regulations or orders of the U.S. Internal Revenue Service (the “IRS”) to be withheld or deducted related to the Stock Based Compensation and the 50,965 shares of China Direct, Inc.’s common stock previously issued to Employee (the “Withholding Taxes”). In this regard, Employee shall, upon receipt of the Stock Based Compensation and expiration of the Revocation Period, pay Employer the sum of $4,781.28 reflecting Employee’s portion of Social Security and Medicare withholding taxes which Employer will remit to the IRS on behalf of Employee.  In the event that the IRS challenges the amount or Employer’s failure to withhold and pay the Withholding Taxes and the IRS determines by way of assessment, reassessment or otherwise that the Withholding Taxes are not correct, then (ii) Employee shall pay directly to the IRS any withholding taxes owing by Employee in excess of the Withholding Taxes paid by Employee to Employer, and (iii) Employee shall indemnify Employer for any withholding taxes due, assessments, interest and penalties imposed by the IRS in respect of the late payment of such withholding taxes by Employer on behalf of Employee plus all legal and accounting fees incurred by Employer in connection therewith provided that Employer shall provide Employee, in a timely manner, with copies of all assessments, reassessments or other communications by the IRS to Employer related thereto.

3.	Representations of Employee.

3.1.
Employee hereby acknowledges that Employee is aware that the United States securities laws prohibit any person who has material, nonpublic information concerning Employer from purchasing or selling securities of Employer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Furthermore, Employee hereby represents that Employee has not purchased or sold any securities of Employer through the date hereof in violation of any state or federal securities laws.

4.	Opportunity to Review and Right of Revocation.

4.1.
Employee acknowledges that Employer advised Employee of Employee’s right to consider the terms of this Agreement for 21 days after its delivery, and Employee, after consulting counsel, hereby irrevocably waives that right.

4.2.
Pursuant to federal law, this Agreement is revocable by Employee for seven days following Employee's execution of the Agreement ("Revocation Period").  To be effective, such revocation must be in writing signed by the Employee and must be delivered to the General Counsel of the Company before 11:59 p.m., on the last day of the Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  Employee understands that if Employee revokes this Agreement, Employee will lose all benefits of this Agreement. The promises of Employer in this Agreement will go into effect only if Employee has not revoked the Agreement within the Revocation Period.

5.	Miscellaneous.

5.1.
Employee agrees that Employee shall not make any disparaging, denigrating, critical or untrue statements (public or private) about Employer, its management or about any other employee of Employer, its products, customers, clients, suppliers, business or prospects.  It is agreed and understood that any breach of this paragraph by Employee would be material.

5.2.
Employer agrees that it shall not make any disparaging, denigrating, critical or untrue statements (public or private) about Employee.  It is agreed and understood that any breach of this paragraph by Employer would be material.

5.3.
Employee acknowledges and warrants that Employee has had the opportunity to and been advised to obtain independent legal advice regarding Employee’s duties, obligations and responsibilities under this Agreement and has been advised of each and every legal right and obligation enumerated within or arising out of this Agreement or has voluntarily declined same. . Employee acknowledges his understanding that this Agreement and any Form 4 filed by Employee related to the issuance of the Stock Based Compensation was prepared at the request of Employer by Lazarus Rothstein, Esq., its general counsel and that Mr. Rothstein did not represent Employee in conjunction with this Agreement or the preparation and filing of the Form 4.

This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida. Each of the parties submits to the jurisdiction of any provincial or federal court sitting in Broward County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined by any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

5.4.
This Agreement and the agreements referenced herein represent the sole and entire agreement between the parties and supersedes any and all prior agreements, negotiations, and discussions between the parties or their respective counsel with respect to the subject matters covered in this Agreement.

5.5.
Notwithstanding the foregoing, the parties agree that the any and all prior offer letters and agreements between the parties shall be terminated effective on the date of this Agreement and none of provisions thereunder shall survive.

5.6.
If either party initiates proceedings for the other's breach of this Agreement, the prevailing party shall recover attorneys' fees and costs, including such fees and costs on any enforcement or appeal proceedings.

5.7.
If one or more paragraphs of this Agreement are ruled invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Agreement, which shall remain in full force and effect.

5.8.	This Agreement may be modified only by a writing signed by both parties.

5.9.
Both parties agree that, unless required by law or by a court of competent jurisdiction, this Agreement shall remain confidential and will not be used for any purpose other than enforcing its specific terms in any proceeding between the parties. If this document must be filed in any court proceeding, the person seeking to file it will do so only under seal, unless expressly prohibited by the court.

5.10.	This Agreement may be executed in two counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same document.

5.11.
The term “Employer” refers to China Direct, Inc., a Florida corporation, any or all current or former affiliated corporations, parent corporations, partnerships, divisions, related companies and subsidiaries, and the officers, directors, shareholders, employees, agents, attorneys, successors and assigns of the Employer.

IN WITNESS WHEREOF, Employee and Employer have agreed upon and signed this Agreement as of the date set forth below.

EMPLOYEE: Sign /s/ I. Andrew Weeraratne I. Andrew Weeraratne Date: May 22, 2009	EMPLOYER: CHINA DIRECT, INC. By: /s/ Lazarus Rothstein Lazarus Rothstein Its: Executive Vice President and General Counsel Date: May 22, 2009

May 22, 2009

China Direct, Inc.
China Direct Investments, Inc.
CDI China, Inc.
431 Fairway Drive, Suite 200
Deerfield Beach, FL 33441

Gentlemen:

This letter confirms that I hereby resign from all offices that I hold at China Direct, Inc., China Direct Investments, Inc. and CDI China, Inc. (the “Companies”) effective immediately.  My resignation is not the result of any disagreement with any of the Companies on any matter relating to their operations, policies (including accounting or financial policies) or practices.

Sincerely,

I. Andrew Weeraratne